[*] indicates that a confidential portion of this Agreement has been omitted and filed separately with the Securities and Exchange Commission.


================================================================================





                                LICENSE AGREEMENT


                                     between


                          INCYTE PHARMACEUTICALS, INC.


                                       and


                                XOMA CORPORATION


                                 effective as of


                                  July 9, 1998






================================================================================

                                TABLE OF CONTENTS

                                                                          Page


Section 1. Definitions .....................................................2

         1.1.  "Biologically Active"........................................2
         1.2.  "Combination Product"........................................2
         1.3.  "Excluded Technologies"......................................2
         1.4.  "Incyte Patents".............................................2
         1.5.  "Licensed Product"...........................................3
         1.6.  "Market Price"...............................................3
         1.7.  "Net Sales"..................................................4
         1.8.  "Principal Countries"........................................5
         1.9.  "Underlying Shares"..........................................5
         1.10.  "Valid Claim"...............................................5
         1.11.  "XOMA Patents"..............................................5

Section 2. License to XOMA..................................................6

Section 3. Royalties .......................................................7

         3.1.  Payment .....................................................7
         3.2.  Initial Payment; Prepayments.................................8
         3.3.  Payment Dates...............................................10
         3.4.  Records and Accounting......................................10
         3.5.  Currency of Payments........................................12
         3.6.  Combination Product Net Sales...............................12
         3.7.  Payment in Stock............................................12

Section 4. Prosecution ....................................................16

Section 5. Third Party Infringement........................................18

Section 6. Oppositions and Interferences...................................19

Section 7. Covenants Not to Sue............................................20

Section 8. Representations and Warranties..................................21

Section 9. Term and Termination............................................26

         9.1.  Term .......................................................26
         9.2.  Termination.................................................26
         9.3.  Survival of Provisions......................................27

Section 10. Rockefeller/Cornell License Agreement..........................27

         10.1.  Additional Definitions.....................................27
         10.2.  Assignment and Assumption..................................28

                                                                          Page


         10.3.  Additional Representations and Warranties of Incyte........28
         10.4.  Indemnification............................................29

Section 11. General Provisions.............................................30

         11.1.  Notices ...................................................30
         11.2.  GOVERNING LAW..............................................30
         11.3.  Entire Agreement; Amendment................................31
         11.4.  Binding Effect; Assignability..............................31
         11.5.  Waiver ....................................................31
         11.6.  Severability...............................................32
         11.7.  Publicity..................................................32
         11.8.  No Partnership.............................................33
         11.9.  DISCLAIMER OF WARRANTIES...................................33
         11.10.  Indemnification...........................................33
         11.11.  Non-competition...........................................34
         11.12.  Dispute Resolution........................................34
         11.13. Further Assurances.........................................35
         11.14. Counterparts...............................................36

Signatures.................................................................37

Exhibit 1.4              Incyte Patents
Exhibit 3.2(a)           Legend
Exhibit 6(b)-1           Interference Settlement
                         (Interference No. [*])
Exhibit 6(b)-2           Interference Settlement
                         (Interference No. [*])
Exhibit 10.2-1           Patents and Intellectual Property
Exhibit 10.2-2           Assignment and Assumption Agreement

                                LICENSE AGREEMENT


     This License Agreement ("Agreement") is entered into effective as of July 9, 1998 ("Effective Date") between Incyte Pharmaceuticals, Inc., a Delaware corporation ("Incyte"), with its principal offices at 3174 Porter Drive, Palo Alto, California 94304, and XOMA Corporation, a Delaware corporation ("XOMA"), with its principal offices at 2910 Seventh Street, Berkeley, California 94710.

     WHEREAS, Incyte owns and/or controls certain patent rights relating to bactericidal/permeability-increasing protein ("BPI") or lipopolysaccharide-binding protein ("LBP") molecules and related technology that XOMA desires to license from Incyte, and Incyte is willing to grant such licenses to XOMA; and

     WHEREAS, simultaneously with the execution hereof, XOMA is delivering to Incyte (a) a warrant (the "Warrant") to purchase 250,000 shares of common stock, par value $.0005 per share, of XOMA ("Common Stock") and (b) a registration rights agreement, dated the Effective Date (the "Registration Rights Agreement"), relating to the registration of the Advance Shares and the Underlying Shares, as such terms are defined herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, Incyte and XOMA agree as follows:

     Section 1. Defnitions. As used in this Agreement, the following words will have the following meanings:

          1.1. "Biologically Active" means therapeutically or prophylactically active or having diagnostic properties.

          1.2. "Combination Product" shall mean a product comprising a Licensed Product and at least one other ingredient which is Biologically Active.

          1.3. "Excluded Technologies" means Incyte's proprietary [*].

          1.4. "Incyte Patents" shall mean any and all patents or patent rights owned, licensed or otherwise controlled by Incyte relating to BPI or LBP molecules or related technology (except as such molecules may be used in connection with the Excluded Technologies), including without limitation (i) those patents listed on Exhibit 1.4 hereto, (ii) any such patents or patent rights, if any, licensed or otherwise acquired from collaborators, (iii) any patents or patent applications related to any of the foregoing as continuations, continuations-in-part, divisions, extensions, reissues or renewals or substitutions and (iv) any foreign counterparts of any of the foregoing.

          1.5. "Licensed Product" shall mean any formulation or product or method or system which, but for the licenses granted hereunder, would infringe a Valid Claim of an Incyte Patent in the country in which such formulation, product, method or system is made (or had made), used, sold, or imported (or had imported) by XOMA or its sublicensees hereunder.

          1.6. "Market Price" shall mean, on any date specified herein, (i) the average daily closing price for the ten consecutive trading days before the day in question on any principal national securities exchange in the United States on which the Common Stock is traded, or (ii) if the Common Stock is not traded on a principal national securities exchange in the United States, the average daily closing price for the ten consecutive trading days before the day in question as reported on the Nasdaq National

     Market ("NNM") or the Nasdaq SmallCap Market ("Nasdaq SmallCap" and, together with NNM, "Nasdaq") operated by The Nasdaq Stock Market, Inc. or the average of the means between the bid and asked prices in the United States over-the-counter market, as reported by The National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, for the ten consecutive trading days before the day in question. The closing price referred to in clauses (i) and (ii) above shall be the last reported sale price or, in case no reported sale takes place on such day, the average of the reported closing bid and asked prices on such principal national securities exchange or as reported on Nasdaq.

          1.7. "Net Sales" shall mean the total amount invoiced in connection with sales of the Licensed Products, in any arm's length transaction, after deduction of all the following to the extent applicable to such sales:

               (i) all trade, cash and quantity credits, discounts, refunds or rebates;

               (ii) allowances or credits for returns;

               (iii) sales commissions; and

               (iv) sales taxes (including value added tax);

     provided, that in respect of sales which are not "at arm's length" sales, the Net Sales shall be deemed to be the total sales price invoiced at the time of such sales for sales of Licensed Products which are "at arm's length" sales after the aforementioned deductions.

          1.8. "Principal Countries" shall mean the United States of America, the United Kingdom, France, Germany, Italy and Japan.

          1.9. "Underlying Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrant or as any prepayment of royalties hereunder in accordance with Section 3.7 of this Agreement.

          1.10. "Valid Claim" shall mean a subsisting claim of an issued and unexpired patent that (i) has not been held invalid, unpatentable or unenforceable by a decision of a governmental body or court of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (ii) has not been rendered unenforceable through disclaimer or otherwise.

          1.11. "XOMA Patents" shall mean any and all patents or patent rights owned, licensed or otherwise controlled by XOMA relating to BPI or LBP molecules or related technology, and any patents or patent applications related thereto (whether continuations, continuations-in-part, divisions, extensions, reissues or renewals, substitutions) and any and all foreign counterparts of any of the foregoing.

     Section 2. License to XOMA. Incyte hereby grants to XOMA an irrevocable, exclusive (even as to Incyte), freely sublicenseable, worldwide license under the Incyte Patents (including without limitation to make, have made, use, sell, have sold, import or have imported Licensed Products) and any know-how (including any improvements thereon) relating to BPI and LBP molecules or related technology (except as such molecules may be used in connection with the Excluded Technologies) that is hereafter discovered or developed by or on behalf of Incyte or that Incyte hereafter becomes aware has previously been discovered or developed by it or on its behalf. XOMA shall make any sublicensee hereunder aware of the terms and obligations of this Agreement, and such sublicensee shall agree in writing to be bound by terms and conditions consistent with this Agreement.

     Section 3. Royalties

          3.1. Payment. XOMA shall pay Incyte, on a country-by-country basis, a royalty of [*] of Net Sales of all Licensed Products sold by XOMA and its sublicensees in the United States or in any other country where there exists a Valid Claim of an Incyte Patent; provided, that in no event shall royalties payable under this Agreement exceed U.S.$11,500,000 in the aggregate (converted, as necessary, in accordance with Section 3.5) and provided further, that if at any time during the term hereof the royalties (including any and all prepayments thereof) paid hereunder shall reach U.S. $11,500,000, the license granted herein shall become a fully paid up, perpetual license, with no further royalties due thereafter. XOMA shall be entitled to credit royalties due under this Section 3.1, in the order in which the payment obligations for such royalties arise, against the initial payment made by XOMA under Section 3.2(a) and any additional prepayments made under Section 3.2(c). XOMA's obligation to pay such royalties shall continue during the term of this Agreement, subject to the foregoing provisos, with respect to any Licensed Product in any country for so long as there is a Valid Claim of an Incyte Patent existing in that country which the sale of a Licensed Product in that country would infringe but for the license granted herein. In no event shall XOMA be required to pay more than one royalty on the same Licensed Product.

          3.2. Initial Payment; Prepayments. (a) XOMA will make an initial, nonrefundable payment to Incyte in the amount of U.S. $1,500,000. Such payment will be made within ten (10) days after the Effective Date in a combination of (i) shares of Common Stock having an aggregate market value based on the Market Price on the Effective Date of $750,000 (the "Advance Shares") and (ii) $750,000 in cash. Incyte acknowledges that the certificates representing the Advance Shares shall initially bear the legend set forth on Exhibit 3.2(a) hereto.

          (b) In the event that the registration statement relating to the resale by Incyte of the Advance Shares required to be filed pursuant to the Registration Rights Agreement (i) is not filed with the Securities and Exchange Commission (the "SEC") within 30 days of the Effective Date or
     (ii) is not declared effective by the SEC on or prior to the 60th day after the filing thereof (which 60-day period shall be extended by an additional 60 days in the event that XOMA is notified that such registration statement will be reviewed by the SEC), then XOMA shall, within five business days following receipt by XOMA of a written request from Incyte delivered after the expiration of the applicable 30-, 60- or 120-day period, repurchase the Advance Shares from Incyte for cash at a price equal to their aggregate Market Price on the Effective Date.

          (c) XOMA may, at its option, prepay its royalty obligations under
     Section 3.1, at any time prior to such obligation becoming payable hereunder as set forth in Section 3.3, either (i) in cash or (ii) at the election of XOMA, but subject to the fulfillment of the conditions, and in accordance with the other provisions, set forth in Section 3.7 below, in shares of Common Stock having a market value based on the Market Price as of the Registration Effectiveness Date (as defined in Section 3.7(b)(iii) below) equal to the amount of the obligation being prepaid or (iii) in any combination of (i) and (ii). In addition, XOMA may, at its option, consent to the immediate application of any amount(s) to be paid in exercise of all or any portion(s) of the Warrant to the prepayment of royalty obligations under Section 3.1 that have not yet become payable hereunder as set forth in Section 3.3, such that no cash payment by Incyte will be required upon such exercise of the Warrant to the extent of the amounts so applied, all in accordance with the terms and procedures set forth in the Warrant. Any prepayments referred to in this Section 3.2(c) shall be nonrefundable.

          3.3. Payment Dates. Except as provided in Section 3.2, royalties payable hereunder shall be paid in cash within forty-five (45) days from the end of each calendar quarter for Net Sales during the preceding quarter. Such payment shall be accompanied by a statement showing the following:

               (i) gross sales of Licensed Products and Combination Products, i.e., the amount invoiced prior to any deductions,

               (ii) the deductions permitted under Section 1.7 hereof to arrive at Net Sales, and

               (iii) the royalty computations and subject of payment.

          3.4. Records and Accounting. (a) XOMA shall keep, and require its sublicensees hereunder to keep, for a period of at least three years after the date of entry, complete and accurate records, in accordance with United States generally accepted accounting principles (or comparable international accounting principles), of Net Sales with respect to which a royalty is payable under this

     Agreement. All royalties payable under Section 3.1 shall accrue based on sales of Licensed Products as and when recorded by XOMA or its sublicensees in its or their accounting records.

          (b) Incyte shall have the right at its own expense to have an independent, certified public accountant, selected as set forth herein, review XOMA's or its sublicensee's records upon reasonable notice and during reasonable business hours for the sole purpose of verifying the accuracy of the payments provided for in this Agreement. If Incyte desires to have such review performed, Incyte shall notify XOMA and shall designate a nationally-recognized accounting firm which is reasonably acceptable to XOMA (including in light of any past relationship of such firm with XOMA). The inspection right provided for in this Section 3.4 may not be exercised more than once for any calendar year with respect to XOMA's or its sublicensee's records. Should such review lead to the discovery of an underreporting of royalties due hereunder, subject to Section 11.12, such royalties shall be promptly remitted with interest at an annual rate of [*] to Incyte. In addition, subject to Section 11.12, if the underreporting is greater than five percent (5%), XOMA, in addition to promptly pay-ing any unpaid royalties, shall pay the reasonable cost of such review.

          3.5. Currency of Payments. All cash payments under this Agreement shall be made in United States Dollars by check payable to the order of Incyte or by wire transfer to such bank account as Incyte may designate from time to time. Any payments invoiced in currencies other than United States Dollars shall first be calculated in the currency in which the sales are invoiced and then converted to United States Dollars at the exchange rate being used by XOMA in maintaining its accounting records for the period for which royalties are payable.

          3.6. Combination Product Net Sales. In determining the Net Sales of Combination Products, Net Sales shall first be calculated in accordance with the definition of Net Sales and then multiplied by the percentage value of the Licensed Product contained in the Combination Product, such percentage value being the quotient obtained by dividing the costs of manufacturing the Licensed Product by the sum of the cost of the manufacturing of the Licensed Product plus other Biologically Active ingredients.

          3.7. Prepayments in Stock. (a) Although all regular, semi-annual royalty payments pursuant to Section 3.3 shall be paid in cash, XOMA may elect to prepay all or any portion of its royalty obligations under Section 3.1 by delivery of shares of Common Stock to the extent the following conditions have been satisfied:

               (i) The shares of Common Stock delivered in prepayment shall have a market value based on the Market Price as of the Registration Effectiveness Date equal to the amount of such prepayment; and

               (ii) All shares of Common Stock delivered in prepayment shall, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

          (b) In order to elect to make such a prepayment, XOMA shall follow the following procedures:

               (i) On the day (which shall be a business day) that XOMA elects to make a prepayment hereunder (the "Prepayment Notice Date"), some portion of which is to consist of shares of Common Stock (such portion, the "Stock Prepayment"), XOMA shall provide Incyte with a notice of its intention to do so, setting forth the amount of the Stock Prepayment to be made and the number of shares of Common Stock to be ini-tially issued in payment thereof (the "Initial Prepayment Shares"), based on the Market Price as of the Prepayment Notice Date. The Initial Prepayment Shares shall be deemed issued by XOMA, with Incyte as the record holder thereof, as of the Prepayment Notice Date but shall be held by XOMA (or the transfer agent for the Common Stock) on behalf of Incyte until required to be delivered as set forth below.

               (ii) XOMA shall then register the Initial Prepayment Shares, and Incyte shall cooperate in such registration, as provided in the Registration Rights Agreement. In the event that the registration statement relating to the resale by Incyte of the Initial Prepayment Shares required to be filed pursuant to the Registration Rights Agreement (A) is not filed with the SEC within 30 days of the Prepayment Notice Date or (B) is not declared effective by the SEC on or prior to the 60th day after the filing thereof (which 60-day period shall be extended by an additional 60 days in the event that XOMA is notified that such registration statement will be reviewed by the
          SEC), then XOMA shall, within five business days following receipt by XOMA of a written request from Incyte delivered at the expiration of the applicable

          30-, 60- or 120-day period, repurchase the Initial Prepayment Shares from Incyte for cash at a price equal to their aggregate Market Price as of the Prepayment Notice Date.

               (iii) In the event that the Market Price as of the date on which the registration statement relating to the resale by Incyte of the Initial Prepayment Shares is declared effective by the SEC (the "Registration Effectiveness Date") is less than or equal to the Market Price as of the Prepayment Notice Date, then XOMA shall (A) not later than three business days after the Registration Effectiveness Date, deliver to Incyte or its designee a certificate or certificates in the name of Incyte representing the Initial Prepayment Shares and (B) pay to Incyte an amount in cash equal to the difference, if any, between the amount of the Stock Payment and the aggregate market value of the Initial Prepayment Shares based on the Market Price as of the Registration Effectiveness Date.

               (iv) In the event that the Market Price as of the Registration Effectiveness Date is greater than the Market Price as of the Prepayment Notice Date, then XOMA shall (A) not later than three business days after the Registration Effectiveness Date, deliver to Incyte or its designee a certificate or certificates in the name of Incyte representing a number of shares of Common Stock equal to the amount of the Stock Prepayment divided by the Market Price as of the Registration Effectiveness Date, and (B) return to XOMA, on behalf of Incyte, and cancel that number of the Initial Prepayment Shares by which the total number of Initial Prepayment Shares exceeds the number of shares of Common Stock represented by the certificate or certificates delivered pursuant to the immediately preceding clause (A).

     Section 4. Prosecution. (a) Promptly after the Effective Date, XOMA shall assume and be responsible for the prosecution and maintenance of the Incyte Patents at XOMA's expense. If XOMA finds it necessary to involve Incyte in any such prosecution, Incyte shall execute all papers and perform such other acts as may be reasonably required and, at its option and expense, may utilize counsel of its choice. In the event XOMA lacks the legal status required for any such prosecution, then XOMA may cause Incyte to do so or take such steps as are reasonably necessary to give XOMA the required status to take such action. The strategy of such prosecutions shall be controlled by XOMA upon reasonable consultation with Incyte (which consultation shall be at Incyte's expense).

     (b) XOMA shall pay for any annual maintenance fee payable to the United States Patent & Trademark Office or any similar annual fee required by foreign patent authorities with respect to any issued Incyte Patent licensed hereunder and shall be responsible for any and all other costs and expenses related to the prosecution and maintenance of the Incyte Patents.

     (c) Notwithstanding the provisions of Sections 4(a) and (b), XOMA may, upon 30 days' prior written notice to Incyte of its intention to do so, abandon or otherwise terminate or cause Incyte to abandon or otherwise terminate any Incyte Patent filed or to be filed in a country or territory outside the Principal Countries; provided, that if and when the license granted herein becomes fully paid up in accordance with Section 3 hereof, XOMA shall also, in addition to the foregoing, have the right, upon such notice, to abandon or otherwise terminate or cause Incyte to abandon or otherwise terminate any Incyte Patent filed or to be filed in any of the Principal Countries. Following receipt of any such notice, Incyte may, at its option and expense, assume and be responsible for the prosecution and maintenance of the Incyte Patent to which such notice relates, without affecting the status of such patent as an Incyte Patent licensed to XOMA hereunder.

     Section 5. Third Party Infringement. Incyte shall notify XOMA promptly when (and in no event more than 90 days after) it becomes aware of the activities of any third party which it believes infringe any of the Incyte Patents. XOMA shall have the sole right (but not the obligation), at its expense, to bring and maintain any appropriate suit or action involving such infringement, whether such infringement is first noticed by XOMA or Incyte. Any and all damages or other payments (including without limitation any royalties) recovered or received as a consequence of any such suit or action (including any settlement thereof) shall be exclusively for XOMA's benefit, and Incyte shall have no right thereto or interest therein. If XOMA finds it necessary to join Incyte in such suit or action, Incyte shall execute all papers and perform such other acts as may be reasonably required (including consent to being named as plaintiff in such action) and, at its option and expense, may be represented by counsel of its choice. In the event XOMA lacks standing to bring any such action, then XOMA may cause Incyte to do so or to take such steps as are reasonably necessary to give XOMA standing to take such action. With respect to any such suit or action in which XOMA joins Incyte or which XOMA causes Incyte to bring, XOMA agrees, to the extent permit-ted by law, to indemnify and defend Incyte against any losses, claims or damages incurred by Incyte resulting from any counterclaim brought against Incyte by the defendant in such suit or action. The litigation strategy and any settlement of any proceedings referred to in this Section 5 shall be controlled by XOMA.

     Section 6. Oppositions and Interferences. (a) Promptly after execution of this Agreement by XOMA and Incyte (the "Parties" and each, a "Party"), Incyte shall withdraw from any and all patent opposition proceedings, including appeal proceedings, relating to the XOMA Patents. Incyte agrees not to enter into any future opposition to and/or appeal from any decision on the XOMA Patents and shall not assist or otherwise cooperate with another party in any such opposition or appeal.

     (b) The two pending interference proceedings involving the Parties shall be resolved in accordance with the terms of Exhibits 6(b)-1 and 6(b)-2 hereto. The settlement of such proceedings shall be effected by XOMA and in accordance with Exhibits 6(b)-1 and 6(b)-2. Incyte agrees not to commence or voluntarily participate in, or assist or otherwise cooperate with any other party in, any suit or proceeding (including, without limitation, any interference proceeding), or otherwise assert any claim challenging or denying the validity of any claim contained in any XOMA Patent.

     Section 7. Covenants Not to Sue. (a) Incyte covenants that it will not hereafter cause or assist in the assertion, instigation, maintenance or pursuit of any claim for breach of this Agreement, infringement, contributory infringement or inducement of infringement based on (i) any patent now or hereafter owned, licensed, acquired or otherwise controlled by it against XOMA or its distributors or customers, for the making, using, selling or importing of Licensed Products or (ii) the Incyte Patents against XOMA or its distributors or customers, for the making, using, selling or importing of the Licensed Products. For purposes of this Section 7, the terms "Incyte" and "XOMA" shall include each such Party on behalf of itself, each of their respective parents and subsidiaries and each of their respective directors, officers, employees, partners, representatives, agents, subcontractors, sublicensees, distributors, successors and assigns.

     (b) Notwithstanding the provisions of Section 2, XOMA covenants that it will not hereafter cause or assist in the assertion, instigation, maintenance or pursuit of any claim based on the Incyte Patents for breach of this Agreement, infringement, contributory infringement, or in-ducement of infringement against Incyte or its customers or collaborators based on their use of nucleotide and amino acid sequences of BPI or LBP in the "Research Field of Use." For purposes of this Section 7(b), "Research Field of Use" means the [*].

     Section 8. Representations and Warranties. (a) Each Party represents and warrants to the other Party that (i) it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder without consent or approval of any third person; and (ii) it is not subject to any restriction which would impair its rights and obligations under this Agreement. Each Party further represents and warrants that it has taken all action required to authorize it to enter into this Agreement and to render it binding upon it.

     (b) Incyte represents and warrants that:

               (i) it is the sole and exclusive owner or exclusive licensee (with the right to sublicense) of all right, title and interest in the Incyte Patents;

               (ii) it has the full right, power and authority to grant the rights and licenses granted herein, and the Incyte Patents are free and clear of any lien, encumbrance, security interest or restriction on license;

               (iii) as of the Effective Date, there are no pending or, to the best knowledge of Incyte, threatened actions, suits, investigations, claims or proceedings in any way relating to the Incyte Patents other than those involving XOMA;

               (iv) to the best knowledge of Incyte, no know-how, trade secrets, data, methods or processes or materials (other than those that relate to the Excluded Technologies) have been discovered, developed or otherwise acquired (including by or from collaborators) by or on behalf of Incyte relating to the BPI or LBP molecules or related technology other than the Incyte Patents;

               (v) neither Genentech, Inc. nor Incyte has discovered, developed or otherwise acquired any rights, claims or other interests relating to BPI or LBP molecules or related technology as a result of any collaboration agreement between them that are not being exclusively licensed to XOMA hereunder;

               (vi) Incyte has terminated its development and other business activities relating to BPI and LBP molecules and related technology (other than the Excluded Technologies) and will not be pursuing such activities in the future, except as contemplated by Section 7(b), and is therefore willing to grant the license herein on an exclusive (even as to Incyte) basis;

               (vii) it is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Act");

               (viii) it is acquiring the Advance Shares and the Warrant (collectively, the "Securities") for its own account and not with a view to or for distributing or reselling the Securities or the Underlying Shares (or any portion thereof), and it has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any of the Securities or the Underlying Shares;

               (ix) it acknowledges receipt of copies of XOMA's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended, its proxy statement relating to its 1998 annual meeting of stockholders and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, each as filed by XOMA with the SEC (collectively, the "SEC Reports"), and further acknowledges that it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of XOMA concerning the terms and conditions of the Securities, and the merits and risks of investing in the Securities;

               (x) it understands and acknowledges that (A) the Securities are being offered and sold to it without registration under the Act in a private placement that is exempt from registration provisions of the Act under Section 4(2) of the Act or Regulation D promulgated thereunder and (B) the availability of such exemption depends in part on, and XOMA will rely upon, the accuracy and truthfulness of the foregoing representations; and

               (xi) it agrees that it will not distribute, sell, transfer, assign, hypothecate or offer (A) the Advance Shares or the Underlying Shares except in accordance with the transfer restrictions described in the legend set forth in Exhibit 3.2(a) hereto, which is incorporated into this Section 8(b) as if fully set forth herein, and the Registration Rights Agreement, or (B) the Warrant except in accordance with the transfer restrictions included therein.

     (c) XOMA represents and warrants that: (i) when issued, the Advance Shares and the Underlying Shares will be duly authorized, validly issued, fully paid and non-assessable; and (ii) the Warrant and the Registration Rights Agreement represent duly authorized, valid and binding obligations of XOMA enforceable against XOMA in accordance with their respective terms, except (A) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally or subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and (B) with respect to the Registration Rights

Agreement, to the extent that rights to indemnification thereunder may be limited by applicable law or public policy.

     Section 9. Term and Termination

          9.1. Term. This Agreement shall expire and be of no further force and effect on the tenth anniversary of the Effective Date unless, on or prior to such date, the license granted herein becomes fully paid up in accordance with Section 3 hereof.

          9.2. Termination. Failure by XOMA to comply with any of its material obligations contained in (i) this Agreement with respect to any particular country to which this license pertains, (ii) the Warrant or (iii) the Registration Rights Agreement shall entitle Incyte to give XOMA notice specifying the nature of the default and requiring it to cure such default. If such default is not cured (in the case of this Agreement, with respect to that particular country) within the forty-five (45) day period after the receipt of such notice, Incyte shall be entitled, except as otherwise specifically provided in this Agreement and without prejudice to any of its other rights conferred on it by this Agreement, to terminate all or part of this Agreement or the licenses granted herein (but, in the case of a material breach under this Agree-ment with respect to a particular country, then only with respect to that country); provided, that if XOMA shall have commenced its good faith efforts to cure such default, except for a default in XOMA's payment obligations under this Agreement, within such forty-five (45) day period, then such right to terminate shall be suspended for as long as such efforts continue; provided, further, that this Section 9.2 shall be of no further force and effect if and when the license granted herein becomes fully paid up in accordance with Section 3 hereof.

          9.3. Survival of Provisions. The obligations of the Parties under Sections 10.4 and 11.10 (but only to the extent such obligations remain unfulfilled at termination) shall survive any termination of this Agreement.

     Section 10. Rockefeller/Cornell License Agreement.

          10.1. Additional Definitions. As used in this Agreement, "Rockefeller/Cornell License Agreement" means the Agreement, dated as of June 1, 1986, by and among Invitron Corporation (the predecessor of Incyte), The Rockefeller University ("Rockefeller"), The Cornell Research Foundation, Inc. ("CRF") and Cornell University (collectively with Rockefeller and CRF, the "Existing Licensors") relating to a collaboration among the parties thereto and Carl Nathan, M.D. ("Nathan") and Joelle Gabay, Ph.D. ("Gabay").

          10.2. Assignment and Assumption. Incyte hereby agrees to assign, transfer, convey and deliver to XOMA all of Incyte's right, title and interest in and to the Rockefeller/Cornell License Agreement (including without limitation all of Incyte's rights to the patents and other intellectual property set forth on Exhibit 10.2-1), free and clear of any liens or encumbrances, and XOMA hereby agrees to assume, become responsible for and discharge the obligations of Incyte thereunder when they become due. To further evidence such assignment and assumption, the Parties have executed and delivered as of the Effective Date an Assignment and Assumption Agreement in the form attached hereto as Exhibit 10.2-2.

          10.3. Additional Representations and Warranties of Incyte. Incyte represents and warrants that:

          (a) the granting of the license pursuant to this Agreement on the terms and subject to the conditions set forth herein, together with the assignment of the Rockefeller/Cornell License Agreement pursuant to Section
     10.2 hereof, constitute a disposition of the entire business of

     Incyte to which the Rockefeller/Cornell License Agreement relates;

          (b) Incyte has no outstanding financial obligations pursuant to the Cornell/Rockefeller License Agreement as of the Effective Date; and

          (c) to the best knowledge of Incyte, Exhibit 10.2-1 hereto is a complete and accurate list of all of Incyte's rights, claims and other interests to or in patents or any other intellectual property pursuant to or granted under the Cornell/Rockefeller License Agreement.

          10.4. Indemnification. Without limiting the generality of Section
     11.10 hereof, Incyte shall indemnify, defend and hold harmless XOMA from and against any and all losses, costs or expenses (including reasonable attorney's fees) suffered or incurred by XOMA arising out of, in connection with or as a result of any rights of third parties or any obligations of Incyte to third parties regarding BPI and LBP molecules and related technology and relating to or derived from Incyte's relationship with the Existing Licensors, Gabay or Nathan or otherwise under the Cornell/Rockefeller License Agreement and not disclosed and assigned as provided in this Section 10.

     Section 11. General Provisions

          11.1. Notices. All notices which may be required pursuant to this Agreement (i) shall be in writing, (ii) shall be addressed, in the case of Incyte to the Legal Department at the address set forth at the beginning of this Agreement, and in the case of XOMA to the Legal Department at the address set forth at the beginning of this Agreement (or to such other person or address as either Party may so designate from time to time),
     (iii) shall be mailed, postage-prepaid, by registered mail or certified mail, return receipt requested, sent by nationally-recognized overnight carrier or transmitted by courier for hand delivery and (iv) shall be deemed to have been given on the date of receipt. Any such notice may be sent by facsimile transmission but shall in such case be subsequently confirmed by a writing mailed, sent or transmitted as set forth above and shall be deemed to have been given on the date of receipt of such facsimile transmission subject to receipt of such confirmation.

          11.2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          11.3. Entire Agreement; Amendment. This Agreement (including the Exhibits hereto), the Warrant and the Registration Rights Agreement constitute the entire agreement between the Parties regarding the subject matter hereof and thereof, and there are no prior written or oral promises or representations not incorporated herein or therein. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound.

          11.4. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by either Party, either in whole or in part, except (a) to a successor to all or substantially all of a Party's business by merger, sale of assets, sale of stock or otherwise or (b) in the case of XOMA, to any entity controlled by, under common control with or controlling XOMA or to a successor to all or substantially all of the business of XOMA to which this Agreement relates.

          11.5. Waiver. The waiver by a Party hereto of any breach of or default under any of the provisions of this

     Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right thereunder shall not be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

          11.6. Severability. If any part of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of this Agreement. In addition, the part that is ineffective shall be deemed reformed in such a manner as to as nearly approximate the intent of the Parties as possible.

          11.7. Publicity. Neither Incyte nor XOMA shall issue any public statement concerning the transactions contemplated by this Agreement without the other Party's prior consent; provided, however, that either Party may disclose the transaction or the terms hereof or thereof from time to time without the other Party's approval (i) if such approval has been requested and not received and such Party concludes (after consulting with counsel) that it is required by law to disclose the transaction or the terms thereof or (ii) to the extent that similar disclo-sure has been previously approved pursuant to this Section 11.7.

          11.8. No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments on behalf of the other.

          11.9. DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCYTE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE INCYTE PATENTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

          11.10. Indemnification. Each Party shall indemnify, defend and hold harmless the other Party from and against any losses, costs or expenses (including reasonable attorneys' fees) suffered or incurred by such other Party in connection with any breach by the first Party of the provisions hereof.

          11.11. Non-competition. For the term of the license granted under this Agreement, Incyte agrees that it will not compete with XOMA or its sublicensees or assignees with respect to, or otherwise engage in any research, development, marketing or other business activities relating to, BPI or LBP molecules or related technology except as such molecules may be used in connection with the Excluded Technologies. The Parties agree that the foregoing covenant imposes a reasonable restraint on Incyte in light of the Parties' respective activities and businesses and their respective current and future plans, including without limitation (a) Incyte's desire not to pursue the activities described above and consequent willingness to grant the license herein on an exclusive (even as to Incyte) basis and (b) XOMA's development plans for BPI- and/or LBP-related products, which include investments it would not otherwise be prepared to make without the grant of the license herein on such exclusive basis.

          11.12. Dispute Resolution. The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof (including without limitation any dispute relating to the amount of any royalty), shall be resolved through negotiation and mediation. If a dispute arises between the Parties, the Parties agree to try in good faith to resolve such dispute by mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. The mediation proceeding shall be conducted at the location of the Party not originally requesting the resolution of the dispute. The Parties agree that they shall share equally the cost of the mediation filing and hearing fees, and the cost of the mediator. Each Party must bear its own attorney's fees and associated costs and expenses. Any dispute which cannot be so resolved shall be submitted exclusively to the federal courts located in San Francisco County, California, and the Parties hereby consent to the jurisdiction and venue of such court.

          11.13. Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          11.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned parties have agreed to the foregoing as of the Effective Date.


INCYTE PHARMACEUTICALS, INC.             XOMA CORPORATION


By:                                      By:
     -----------------------------            --------------------------------
     Name:  Roy A. Whitfield                  Name:   John L. Castello
     Title: Chief Executive                   Title:  Chairman of the Board,
            Officer                                   President and Chief
                                                      Executive Officer

                                                                     EXHIBIT 1.4

                                 Incyte Patents


1. Use of Bactericidal/Permeability Increasing Protein or Biologically Active Analogs Thereof to Treat Endotoxin-related Disorders
     Inventors:  MARRA, Marian N.; SCOTT, Randal W.
          Based on PCT/US90/00837 [WO 90/09183] filed February 14, 1990, which is a continuation-in-part of U.S. Serial No. 07/468,696 filed January 22, 1990 (issued as U.S. Patent No. 5,089,274), which is a continuation-in-part of U.S. Serial No. 07/310,842 filed February 14, 1989 (abandoned).

          MATTER NO.           COUNTRY       SERIAL NO.         PATENT NO.
          [*]                    AU         51706/90             647734
          [*]                    CA         2048619
          [*]                    EP         90904068.5           0460058
          [*]                    EP         97118279.5
          [*]                    IL         93360/2               93360
          [*]                    JP         504045/90
          [*]                    KR         702247/90
          [*]                   *NZ         232510
          [*]                   *US         07/310,842
          [*]                    US         07/468,696          5,089,274

2.   Recombinant BPI Proteins, Uses of BPI Proteins, and Methods of Preparing
     Same
     Inventors: MARRA, Marion N.; SCOTT, Randal W.
          Based on PCT/US91/05758[WO 92/03535] filed August 13, 1991, which is a continuation-in-part of U.S. Serial No. 07/681,551 filed April 5, 1991 (issued as U.S. Patent No. 5,171,739), which is a continuation-in-part of U.S. Serial No. 07/567,016 filed August 13, 1990 (abandoned).

          MATTER NO.           COUNTRY       SERIAL NO.         PATENT NO.
          [*]                    AU         88501/91              660427
          [*]                    CA         2088496
          [*]                    EP         91918397.0           0544832
          [*]                    JP         517796/91
          [*]                    KR         700379/93
          [*]                   *US         07/567,016
          [*]                    US         07/681,551          5,171,739
          [*]                   *US         07/725,656
          [*]                    US         07/990,662          5,308,834


----------

*  Abandoned

          MATTER NO.           COUNTRY       SERIAL NO.         PATENT NO.
          [*]                    US         07/990,044          5,334,584

          [*]                    US         07/915,720          5,770,694
          [*]                    [*]        [*]

3.   A New Form of Liposaccharide Binding Protein (LBP)

     Inventors:  SEILHAMER, Jeffrey J.; DELEGEANE, Angelo M.
          Based on PCT/US92/08298 [WO 93/06228] filed September 28, 1992 which is based on U.S. Serial No. 07/765,660 filed September 26, 1991 (abandoned).

          MATTER NO.           COUNTRY        SERIAL NO.        PATENT NO.
                                  *AU
                                  *CA
                                  *EP         92922186.7
                                  *JP
                                  *US         07/765,660

4. Compositions Comprising a Bactericidal/Permeability Increasing Protein and a Lipid Carrier, Methods of Making Same, and Uses Thereof
     Inventors: MARRA, Marian N.; SCOTT, Randal W.; SNABLE, James L.; WILDE, Craig G.
          Based on PCT/US92/08234 [WO 93/05797] filed September 28, 1992, which is a continuation-in-part of U.S. Serial No. 07/766,566 filed September 27, 1991 (issued a U.S. Patent No. 5,234,912).

          MATTER NO.           COUNTRY        SERIAL NO.         PATENT NO.
          [*]                    AU          26997/92              664206
          [*]                    CA          2119262
          [*]                    EP          93906309.5
          [*]                    JP          506407/93
          [*]                    US          07/766,566          5,234,912
          [*]                    [*]         [*]

5. Use of Bactericidal/Permeability Increasing Protein and Lipoplysaccharide Binding Protein Levels and Ratios Thereof in Diagnosis
     Inventors: SCOTT, Randal W.; FISHER, Charles J.; MARRA, Marian N.; OPAL, Steven M.
          Based on PCT/US94/03086 [WO 94/21280] filed March 21, 1994, which is a continuation-in-part of U.S. Serial No. 08/034,294 filed March 22, 1993 (abandoned).


----------

*  Abandoned

          MATTER NO.           COUNTRY        SERIAL NO.           PATENT NO.
                                 *EP          94912836.7
          [*]                    *US          08/034,294
          [*]                    [*]          [*]

6. Recombinant BPI-Based and LBP-Based Proteins, Nucleic Acid Molecules Encoding Same, Methods of Producing Same, and Uses Thereof
     Inventors: SCOTT, Randal W.; MARRA, Marian N.
          Based on PCT/US94/04709 [WO 94/25476] filed April 29, 1994, which is a continuation-in-part of U.S. Serial No. 08/165,717 filed December 10, 1993 (abandoned), which is a continuation-in-part of U.S. Serial No. 08/056,292 filed April 30, 1993.

          MATTER NO.           COUNTRY        SERIAL NO.           PATENT NO.
          [*]                    *AU          69429/94
          [*]                    *CA          2161972
          [*]                    *EP          94917901.4
          [*]                    *JP          6-524554
          [*]                    *US          08/056,292
          [*]                    *US          08/165,717

7. Glycosylated and Non-Glycosylated Bactericidal/Permeability Increasing Proteins, and Methods for Producing Same
     Inventors: MARRA, Marian N.; SCOTT, Randal W.; LANE, John C.; SNABLE, James L.
          Based on PCT/US94/07466 [WO 95/01428] filed July 1, 1994, which is based on U.S. Serial No. 08/087, 484 filed July 2, 1993 (abandoned).

          MATTER NO.           COUNTRY        SERIAL NO.           PATENT NO.
          [*]                    AU          72170/94
          [*]                    CA          2166488
          [*]                    EP          94921451.4
          [*]                    JP          7-503669
          [*]                   *US          08/087,484

8.   Recombinant Endotoxin-Neutralizing Proteins
     Inventors: SCOTT, Randal W.; MARRA, Marian N.
          Based on PCT/US96/06134 [WO 96/34873] filed May 1, 1996, which is identical to U.S. Serial No. 08/431,517 filed May 1, 1995.

----------

*  Abandoned

          MATTER NO.           COUNTRY          SERIAL NO.         PATENT NO.
          [*]                   *US           08/431,517
          [*]                   [*]           [*]

9.   Neutralization of Non-Lipopolysaccharide Compounds by
     Bactericidal/Permeability Increasing Protein
     Inventors: ESPEVIK, Terje; MARRA, Marian N.

          MATTER NO.           COUNTRY          SERIAL NO.         PATENT NO.
          [*]                   *US           08/265,088
          [*]                    US           08/267,139          5,532,216




----------

*  Abandoned

                                                                  EXHIBIT 3.2(a)

                                     Legend


     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE DISTRIBUTED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OFFERED UNLESS THERE IS IN EFFECT A REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER OR A NO-ACTION LETTER FROM THE COMMISSION INDICATING THAT SUCH DISTRIBUTION, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OFFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND LAWS."

                                                                  EXHIBIT 6(b)-1




                       INTERFERENCE SETTLEMENT AGREEMENT



                                      [*]

                                                                  EXHIBIT 6(b)-2




                       INTERFERENCE SETTLEMENT AGREEMENT



                                      [*]

                                                                  EXHIBIT 10.2-1


                        Patents and Intellectual Property



Antimicrobial Proteins, Compositions Containing Same and Uses Thereof
Inventors:  GABAY, Joelle, E.; NATHAN, Carl F.



           COUNTRY             APPLICATION NO.                  PATENT NO.
              EP                 87117408.2                       272489
              *US                06/935,509
              US                 07/106,524                     5,126,257
              US                 07/125,684                     5,087,569
              *US                07/276,136
              *US                07/677,371
              US                 07/835,725                     5,338,724
              US                 07/208,181                     5,654,167

                                                                  EXHIBIT 10-2.2


     ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), made as of July 9, 1998, among Incyte Pharmaceuticals, Inc., a Delaware corporation ("Assignor"), and XOMA Corporation, a Delaware corporation ("Assignee").

                              W I T N E S S E T H :


     WHEREAS, pursuant to the License Agreement, dated as of July 9, 1998, between Assignor and Assignee (the "License Agreement"), Assignee has succeeded to the entire business of Incyte to which the Rockefeller/Cornell License Agreement (as such term is defined in the License Agreement) relates; and

     WHEREAS, pursuant to the License Agreement, Assignor has agreed, among other things, to assign to Assignee all right, title and interest of Assignor in the Rockefeller/Cornell License Agreement, and Assignee has agreed, among other things, to assume the obligations of Incyte thereunder (the "Assumed Obligations");

     NOW, THEREFORE, in consideration of good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, and pursuant to and in accordance with the terms of the License Agreement, the parties hereto do hereby agree as follows:

     1. Effective as of the Effective Date (as such term is defined in the License Agreement), Assignor hereby assigns, transfers, conveys and delivers unto Assignee all of Assignor's right, title and interest in and to the Rockefeller/Cornell License Agreement, free and clear of any liens or encumbrances.

     2. Effective as of the Effective Date, Assignee hereby accepts the assignment, transfer, conveyance and delivery of all of Assignor's right, title and interest in and to the Rockefeller/Cornell License Agreement and hereby assumes, becomes responsible for and undertakes to discharge the Assumed Obligations when they become due.

     3. This Agreement may only be amended, modified, supplemented or waived by an instrument in writing executed by the parties hereto.

     4. This Agreement and all the terms and provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, transferees and assigns.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     6. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the day and year first above written.

                                       INCYTE PHARMACEUTICALS, INC.




                                       By:
                                          ----------------------------------
                                            Name:   Roy A. Whitfield
                                            Title:  Chief Executive Officer


                                       XOMA CORPORATION




                                       By:
                                           ---------------------------------
                                           Name:   John L. Castello
                                           Title:  Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer